Integrated Management Information, Inc. 8-K
Exhibit 99.1

CEO’s Message to IMI Global Stockholders August 23, 2011

To Our Stockholders:

Integrated Management Information, Inc. (IMI Global) recently reported strong second quarter financial results.  We have now reported six consecutive quarters of year-over-year growth in revenue and net income.  We are consistently generating strong cash flows and our balance sheet has never been stronger as a public company. We closed the quarter with more than $1.0 million in working capital, including more than $900,000 in cash and cash equivalents.

On the business side, we are maintaining a lean operating structure that relies on an exceptional talent pool and highly efficient work processes to deliver the industry’s most diverse and advanced set of products and solutions.  As our revenue stream continues to grow at double-digit rates, our expense base continues to shrink as a percentage of revenue.  Our business model has proven to be highly scalable, which give us a differential competitive advantage and a solid platform for continued success.

The third quarter of 2011 marks the 3-year anniversary of the sale of our online businesses – CattleNetwork, AgNetwork and CattleStore.  We sold those businesses due to the faith we had in our core USVerified™ solutions and because the proceeds from the sale could be used to advance those solutions.  Considering our results over the past three years – and particularly over the past six quarters – we are very pleased with our decision.  It not only enabled us to focus exclusively on our core strengths, but it provided us with non-dilutive capital to accelerate our business plan.

In addition to transitioning to consistent profitability through a combination of higher revenue and a relatively stable expense base, over the past three years we have added thousands of new customers while enhancing and expanding our solutions portfolio.  Specifically, we have added and/or enhanced solutions in the areas of age and source verification, sustainability, natural certification, humane handling, and non-hormone treated cattle.  Perhaps most significantly, we have introduced our WhereFoodComesFrom® umbrella program, which we view as a potential game changer.

WhereFoodComesFrom has the potential to transform IMI Global and the food industry in general. The solution offers retailers the ability to give consumers an unprecedented level of transparency into the food supply chain using U.S. Department of Agriculture (USDA) Process Verified Programs (PVP) to validate a wide variety of marketing claims. Participating suppliers are then able to market their food products with the WhereFoodComesFrom seal and corresponding quick response code, or QR, to offer consumers an added level of confidence in the product’s attributes. If we are able to attract a significant number of consumers to this service, the potential for accelerated revenue and increased shareholder value is truly compelling.  We’re happy to add that our first major customer for this new solution – a high-end grocer in the Midwest – will be launching WhereFoodComesFrom in the fourth quarter.

Looking ahead, we are focused on continuing to deliver cutting edge solutions to our customers and profitable growth for our shareholders.  And while we expect that growth to be primarily organic, we are looking at several opportunities to acquire complementary businesses that can both enhance our solutions offerings and contribute immediately to profitability.  As always, we appreciate the support of our stockholders and look forward to communicating our progress as we move forward.  In closing, I want to extend a special thank-you to our stockholders who have been with us from the beginning and who have remained loyal to the Company through some very challenging times. We remain deeply committed to rewarding your loyalty by returning shareholder value.

Sincerely,
John Saunders
Chief Executive Officer

Cautionary Statement This document contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions.  Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings.  Statements in this document about growth, profitability, M&A activity, potential, leadership, momentum, the demand for, and impact and efficacy of, the Company’s products and services are forward-looking statements subject to a variety of factors, including availability of capital, personnel and other resources; competition, governmental regulation of the beef industry, the market for beef and other factors.  In addition, financial results detailed herein are not necessarily indicative of future results.  Readers should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update forward-looking statements to reflect new information or developments.  For a more information, refer to the Company’s SEC filings at www.sec.gov.